EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement Nos. 333-179354, 333-149183, 333-138054, 333-138053, 333-124574, 333-69002, 333-83809, 033-65513, 033-65509, 033-53361, and 033-53401 on Form S-8 of our reports dated August 26, 2015, relating to the consolidated financial statements and financial statement schedule of Applied Industrial Technologies, Inc. and subsidiaries (the “Company”), and the effectiveness of the Company's internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended June 30, 2015.

/s/ Deloitte & Touche LLP

Cleveland, Ohio
August 26, 2015